Exhibit 99.2

 Friendly Ice Cream Corporation To Explore Strategic Alternatives for Enhancing
                               Shareholder Value

    WILBRAHAM, Mass.--(BUSINESS WIRE)--March 7, 2007--Friendly Ice Cream Corporation (AMEX: FRN) today announced that it has retained Goldman Sachs & Co., as financial advisor, and Weil, Gotshal & Manges LLP, as legal advisor, to assist the Board of Directors in exploring strategic alternatives to enhance shareholder value, including a possible sale of the company. The company said that while it will review a wide range of options in consultation with its advisors, there can be no assurance of any particular outcome. The company does not expect to disclose further developments regarding the process until the review of strategic alternatives has been completed.

    About Friendly's

    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 514 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,000 supermarkets and other retail locations. With a 71-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

    CONTACT: Friendly Ice Cream Corporation
             Deborah Burns, 413-731-4124
             Senior Director Investor Relations